EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 33-65049) pertaining to the Hardinge Savings Plan

(2) Registration Statement (Form S-8 No. 333-103985) pertaining to the Hardinge Inc. 2002 Incentive Stock Plan of our reports dated March 15, 2010, with respect to the consolidated financial statements and schedule of Hardinge Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Hardinge Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Buffalo, New York
March 15, 2010